UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 16, 2003

CRDENTIA CORP.
(Exact Name of Registrant as Specified by its Charter)

Delaware	0-31152	76-0585701
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

455 Market Street, Suite 1220, San Francisco, California 94105
(Address of Principal Executive Offices)

(415) 543‑1535
Registrant's Telephone Number

N/A
Former Name or Former Address If Changed Since Last Report

ITEM 5.      Other Events.

     On July 16, 2003, we, Crdentia Corp., Nurses Network, Inc., NNI Acquisition Corporation, a wholly owned subsidiary of Crdentia Corp. and certain stockholders of Nurses Network, Inc. entered into an Agreement and Plan of Reorganization. Upon the terms and subject to the conditions in the merger agreement, NNI Acquisition Corporation will be merged with and into Nurses Network, Inc. and Nurses Network, Inc. will survive the merger as a subsidiary of Crdentia Corp.

     The transaction, which is expected to close on August 14, 2003, has been approved by our board of directors and the board of directors and the shareholders of Nurses Network, Inc. The closing of the transaction is subject to customary closing conditions and due diligence.

     The merger consideration will equal sixty percent of the sum of Nurses Network, Inc.'s revenue for the six consecutive fiscal quarters commencing with the fiscal quarter ending September 30, 2003 and will be payable solely in common stock of Crdentia Corp.

     The description of the transaction set forth above is qualified in its entirety by reference to the merger agreement filed with this current report as Exhibit 2.1.

     On July 16, 2003, we issued a press release which is attached as Exhibit 99.1.

ITEM 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

     (c)        Exhibits.

2.1

Agreement and Plan of Reorganization, dated as of July 16, 2003, by and among Crdentia Corp., Nurses Network, Inc., NNI Acquisition Corporation and certain stockholders of Nurses Network, Inc. (the "Merger Agreement"). Certain schedules and exhibits referenced in the Merger Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

99.1	Press release dated July 16, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 17, 2003	CRDENTIA CORP. /s/Lawrence M. Davis By: Lawrence M. Davis, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Reorganization, dated as of July 16, 2003, by and among Crdentia Corp., Nurses Network, Inc., NNI Acquisition Corporation and certain stockholders of Nurses Network, Inc. (the "Merger Agreement"). Certain schedules and exhibits referenced in the Merger Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

99.1	Press release dated July 16, 2003.